Exhibit 3.3  -  Amended Articles

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada  89701-4299
(775) 684-5708
Website:  secretaryofstate.biz

                           CERTIFICATE OF AMENDMENT
                    (PURSUANT TO NRS 78.385 AND 78.390)

1.    Name of corporation:  eClic, Inc.  (File Number:  C4624-1999)

2. The articles have been amended as follows (provide article numbers, if available):

      Article IV. Authorized Shares: The aggregate number of shares which the corporation shall have authority to issue shall consist of 70,000,000 shares of common stock having a $0.001 par value per share, and 5,000,000 shares of preferred stock having a $0.001 par value per share. The common stock and preferred stock may be issued from time to time without prior approval by the stockholders. The common stock and preferred stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of preferred stock in one or more series with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

3. The vote by which the stockholder holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 86.8%.*

4.  Effective date of filing (optional)  7/15/04

5.  Officer Signature (required):

      /s/  Skyelan Rose
      ------------------------
           Skyelan Rose
           Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

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